EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Monique Skruzny
(954) 689-3142
aolairr@aol.com

AOL LATIN AMERICA’S THIRD QUARTER 2003 NET LOSS NARROWS 28%
FROM YEAR AGO AND 4% FROM PREVIOUS QUARTER

Further Reduction to Operating Cash Utilization

Company Launches New Web-Based Services in Brazil Tailored to Specific User Groups

FT.     LAUDERDALE, FL., November11, 2003 – America Online Latin America, Inc. (NASDAQ: AOLA) today announced that its net loss for the quarter ended September 30, 2003, narrowed 28% from the same period a year ago and 4% from the second quarter of 2003. The Company reduced cash used in operating activities to $9.5 million, down 63% from $25.9 million during the prior-year period, and 33% from $14.1 million, from the second quarter of 2003. During the quarter, the Company also launched a family of segmented Web-based services in Brazil.

The Company’s third quarter 2003 net loss applicable to common stockholders was $28.6 million, or $0.21 per class A common share, basic and diluted, compared with a loss of $39.9 million, or $0.59 per share, for the comparable prior-year quarter. The number of shares outstanding, used in the per-share earnings calculation, increased to 135.1 million from 67.1 million in the prior-year period due to the January 2003 conversion of preferred stock to class A common stock by the Company’s principal stock holders. The third-quarter loss compares with the Company’s second quarter 2003 loss of $29.9 million, or $0.22 per share.

AOL Latin America’s net loss before dividends on preferred stock was $24.2 million in the third quarter, narrowing from a net loss of $35.2 million on the same basis a year ago and $26.0 million in the second quarter of 2003.

Total revenue was $16.3 million in the third quarter of 2003, down from $17.6 million in the third quarter of 2002 and $17.7 million in the second quarter of 2003. Subscription revenue totaled $14.8 million, down 6% compared with $15.8 million in the year-earlier quarter and down from $15.9 million in the second quarter of 2003. Reduced membership resulted in lower subscription revenues. Advertising and other revenue totaled $1.5 million in the third quarter of 2003, down 16% compared with $1.8 million in the quarter ended September 30, 2002, and $1.8 million in the second quarter of 2003.

The Company had 492,000 members as of September 30, 2003, down from 625,000 members at June 30, 2003. The decline in membership during the third quarter was due to lower levels of new member registrations, as well as the previously announced termination of members of the Banco Itaú co-branded service who did not choose a paid plan, which totaled approximately 79,000 in the quarter. The reduction in the number of kiosks at Banco Itaú branches and strong price competition from providers of free and paid Internet services in Brazil continue to impact member acquisition and retention. In addition, the delay in the implementation of the McDonald’s marketing agreement impacted registration rates. As with the Company’s previous membership reports, the 492,000 member total includes members participating in free trial periods as well as members of the co-branded Banco Itaú service. AOL Latin America expects further declines in membership during the fourth quarter of 2003.

“AOL Latin America continued to benefit from earlier actions to reduce the cost structure of the Company and was able to narrow losses and improve cash usage once again in the third quarter of 2003. This reduction in losses was possible even as we rolled out a family of new dial-up and broadband services in Brazil, prepared to launch the newest version of the AOL software in Puerto Rico, and saw our McInternet partnership with McDonalds begin installing McInternet stations in restaurants in Brazil. During the remainder of 2003, we will continue our dual focus on operating efficiency and providing members with the highest quality interactive experience,” said Charles Herington, President and CEO of AOL Lain America.

The new services launched in Brazil are Web-based and specifically targeted at key user groups, including young people, professionals and families. They are designed to help the Company more effectively compete in the market by offering segmentation both by audience and price. As a result of this segmentation, the Company expects its average price and its average costs to decline. The services allow subscribers to access e-mail, chat and content offerings through any standard Web browser, and do not require the use of the AOL software client installed via CD, which we expect to contribute to lower acquisition costs. AOL Argentina recently launched its own Web-based service, and AOL Mexico began testing a similar offering during the third quarter. Membership totals at September 30, 2003 include an insignificant number of members of the Web-based interactive services and broadband offerings, which were launched in the second half of the quarter.

Cash used in operating activities in the third quarter of 2003 was $9.5 million, a reduction from $25.9 million, or 63%, from the third quarter of 2002 and an improvement from $14.1 million in the second quarter of this year. The improvement in cash used in operating activities was achieved largely as a result of lower costs and expenses. Cash and cash equivalents totaled $39.2 million as of September 30, 2003, benefiting from Banco Itaú’s $2.7 million payment to the Company in lieu of certain marketing activities. AOL Latin America expects to continue to receive similar payments from Banco Itau in the future, although the amounts of these payments are expected to decrease. AOL Latin America now believes that based on its current operating plan, available cash will be sufficient to fund operations into at least mid-2004.

For the nine months ended September 30, 2003, the Company’s net loss applicable to common stockholders was $89.7 million, or $0.68 per share of class A common stock, basic and diluted, compared with a loss of $142.0 million, or $2.12 per share, in the year-ago period. Shares used in the per-share earnings computation for the nine months ended September 30, 2003 increased to 132.1 million from 67.1 million as compared with the prior-year period as a result of the conversion of preferred stock to common stock in January 2003.

Total revenue was $50.3 million for the first nine months of 2003, compared with $54.3 million in the year-ago period. Subscription revenue totaled $45.6 million, compared with $47.7 million for the nine months ended September 30, 2002. Advertising and other revenue totaled $4.7 million for the nine months ended September 30, 2003, compared with $6.6 million in the comparable period of 2002.

Other Highlights

Over the past several months, AOL Latin America continued to make progress on several fronts, including:

Broadband in Brazil: In addition to the new Web-based services, AOL Brazil recently launched its broadband offering, AOL MAXX, which provides members with rich and compelling high-speed content including video, music and online games that members can enjoy through a new, user-friendly interface. AOL MAXX is available throughout Brazil.

AOL 9.0 in Puerto Rico: AOL Puerto Rico launched the most compelling upgrade in its history, AOL 9.0 in October 2003. The new software includes AOL’s new TopSpeed Web acceleration technology, which enhances Web-surfing speed, as well as new safety and security protections. AOL 9.0 includes new 3D animated SuperBuddy Icons and a suite of new instant messaging and personalized “expressions” features, as well as upgraded e-mail and VIP access to exclusive content.

McInternet Launch: On October 28, the Company and its existing partners in the McInternet project, McDonalds do Brasil and Banco Itau announced the official launch of the project and the addition of Hewlett Packard of Brazil to the McInternet partnership. The group expects to rollout more than 1,200 computer access points in almost 600 McDonald’s restaurants throughout Brazil by the second quarter of 2004. McDonald’s commenced training of McInternet hosts in October, allowing for in-store support for users and for the AOL registration process.

About AOL Latin America

America Online Latin America, Inc. (NASDAQ: AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999, and began as a joint venture of America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE: TWX), and the Cisneros Group of Companies. Banco Itaú, a leading Brazilian bank is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships, regional experience and media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into at least mid-2004, (ii) future membership levels, (iii) the expected results of our agreement with McDonald’s Brazil and the timing of the implementation of this agreement, (iv) our focus on cash utilization, (v) future payments that we may receive from Banco Itau if we continue to request that Banco Itau pay us in lieu of conducting marketing activities, (vi) average price charged and costs associated with members of the web-based services and (vii) future member acquisition costs. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K/A for the period ended December 31, 2002, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, the success of our web-based services, the success of the co-branded Banco Itau service, the actions of our competitors and the impact of increased competition, the success of the marketing agreement with McDonald’s Brazil, currency exchange rates, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico, the actions of our partners in the McInternet initiative and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AOL Latin America
Press Release Financial Information

CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(In thousands, except per share information)
	Unaudited		Unaudited
Revenues:
Subscriptions	$14,778	$15,775	$45,600	$47,693
Advertising and other	1,502	1,782	4,660	6,568

Total revenues	16,280	17,557	50,260	54,261

Costs and expenses:
Cost of revenues	(12,882)	(20,940)	(44,405)	(79,703)
Sales and marketing	(16,450)	(21,465)	(50,401)	(76,031)
General and administrative	(6,286)	(8,464)	(20,092)	(23,763)

Total costs and expenses	(35,618)	(50,869)	(114,898)	(179,497)

Loss from operations	(19,338)	(33,312)	(64,638)	(125,236)
Other expense, net	(4,825)	(1,902)	(13,723)	(2,794)

Loss before income taxes	(24,163)	(35,214)	(78,361)	(128,030)
Income tax (provision)/benefit	3	(24)	1	(24)

Net loss	(24,160)	(35,238)	(78,360)	(128,054)
Less: dividends on Series B and C preferred shares	(4,435)	(4,653)	(11,349)	(13,955)

Net loss applicable to common stockholders	$(28,595)	$(39,891)	$(89,709)	$(142,009)

Loss per common share, basic and diluted	$(0.21)	$(0.59)	$(0.68)	$(2.12)

Weighted average common shares outstanding	135,136	67,070	132,144	67,067

AOL Latin America
Press Release Financial Information

BALANCE SHEETS (In thousands)

	As of

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,899	$74,586
Short-term money market investments	1,264	915

Total cash and cash equivalents	39,163	75,501
Trade accounts receivable, net of allowances	3,020	3,567
Other receivables	1,812	2,090
Prepaid expenses and other current assets	8,929	7,963

Total current assets	52,924	89,121
Property and equipment, net	5,185	6,983
Investments, including securities available-for-sale	109	158
Product development costs and other intangible assets, net	57	285
Other assets	5,157	3,727

TOTAL ASSETS	$63,432	$100,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Trade accounts payable	$3,285	$8,746
Payables to affiliates	2,774	6,893
Accrued expenses and other current liabilities	23,217	20,481

Total current liabilities	29,276	36,120
Senior convertible notes	160,000	160,000
Other non-current liabilities	742	1,240

Total liabilities	190,018	197,360

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	703,652	654,792
Accumulated deficit	(830,238)	(751,878)

Total stockholders’ equity (capital deficiency)	(126,586)	(97,086)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$63,432	$100,274

CONSOLIDATED CONDENSED CASH FLOW (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	Unaudited		Unaudited
OPERATING ACTIVITIES
Net loss	$(24,160)	$(35,238)	$(78,360)	$(128,054)
Net operating activity	14,699	9,387	39,711	20,377

Net cash used in operating activities	(9,461)	(25,851)	(38,649)	(107,677)
Net cash used in investing activities	(349)	(521)	(1,041)	(1,647)
Net cash provided by financing activities	2,670	26,000	2,670	71,340
Effect of exchange rate changes on cash and cash equivalents	379	(373)	682	(1,079)

Net decrease in cash and cash equivalents	(6,761)	(745)	(36,338)	(39,063)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,924	8,358	75,501	46,676

CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,163	$7,613	$39,163	$7,613